Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Brian McGee 510-413-1201 bmcgee@lexar.com

Investor Relations:	Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Postpones Release of Fourth Quarter and Fiscal 2004 Results

Results to be Announced Thursday, February 24

FREMONT, California, February 3, 2005 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today announced that it has postponed the release of its fourth quarter and fiscal 2004 earnings release and related conference call, originally scheduled to take place at 2:00 p.m. PST (5:00 p.m. EST) today. The company is now scheduled to report its results after the market close February 24, 2005 and will host a conference call at 2:00 p.m. PST (5:00 p.m. EST).

Due primarily to price volatility in the retail market for digital media products, the company intends to account for revenue from certain customers on a sell-through rather than a sell-to basis. The sell-through accounting will defer revenue from the fourth quarter to subsequent periods and will thereby reduce fourth quarter revenues as compared to the guidance provided in its press release of January 25. The deferred margin associated with such deferred revenue will be reflected on the company’s balance sheet. The company expects that this analysis will take additional time.

February 24th Conference Call Details

The company will host the conference call to discuss its fourth quarter and fiscal 2004 financial results and outlook at 2:00 p.m. PST (5:00 p.m. EST) on February 24, 2005.

To participate on the live call, analysts and investors should dial 800-218-0204 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the Investor Relations section of Lexar’s web site at http://www.lexar.com. A telephonic replay will also be available until 11:59 p.m. PST on Monday, February 28, 2005 by dialing 800-405-2236 and entering the passcode: 11020060#.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 79 issued or allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexar.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business, financial outlook and fourth quarter results. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: the effect of accounting for certain customers on a sell-through basis; the effect of accounting adjustments; our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to manage our inventory levels, our operating results will be negatively impacted; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; if we are unable to obtain additional financing for our future capital needs or utilize our existing credit facilities, we may be unable to develop or enhance our products, expand our operations beyond our current expectations or respond to competitive pressures; increased competition in the digital media market may lead to a decrease in our revenues and market share; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, the outcome of which is highly uncertain and unpredictable, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. We assume no obligation to update the forward-looking information contained in this news release.

Lexar and the Lexar logo are trademarks of Lexar, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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